                                  SCHEDULE 14A

                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(A) of the Securities
                              Exchange Act of 1934

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                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

                        [ ] Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
                                  14a-6(e)(2))
                         [ ] Definitive Proxy Statement
                      [X] Definitive additional materials
       [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             THE BRAZIL FUND, INC.
                (Name of Registrant as Specified in Its Charter)

                   (Name of Person(s) Filing Proxy Statement,
                         if other than the Registrant)

               Payment of filing fee (Check the appropriate box):

                              [X] No fee required.
  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
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calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
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[ ] Fee paid previously with preliminary materials:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount previously paid:
(2) Form, Schedule or Registration Statement no.:
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(4) Date Filed:

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                                   Deutsche Asset Management           [GRAPHIC]

                                   A Member of the Deutsche Bank Group




Press Release
================================================================================

------------------------------------------
 FOR IMMEDIATE RELEASE

 For additional information:
 Rosalia Scampoli 212.250.5536, Media
 Jonathan Diorio 800.349.4281, Investors
------------------------------------------

THE BRAZIL FUND, INC. ANNOUNCES BRAZILIAN APPROVAL OF OPEN-ENDING

NEW YORK, NY, February 9, 2006 -- The Brazil Fund, Inc. (NYSE: BZF) today announced that the Brazilian Securities Commission (CVM) has issued two deliberations amending regulations under Brazil's Annex III to Resolution 1289/87 (Annex III) to enable the Fund to convert into and to operate as an open-end investment company.

Representatives of, and counsel for the Fund, including its Chairman, traveled to Brazil in late January to meet with the Chairman of the CVM and senior officials of Brazil's Central Bank. Robert J. Callander, Chairman of the Fund's Board, said, "We very much appreciate the support of the CVM in allowing the Fund to open-end. The Board believes that open-ending will produce the best and fairest result for the Fund and its shareholders."

Based on the CVM's deliberations and the advice of the Fund's Brazilian counsel, the Fund believes it has now obtained all Brazilian approvals required to convert the Fund and allow it to operate as an open-end fund.

On February 10, 2006, the Fund will re-convene the special meeting of its stockholders to consider the open-ending proposal. The Fund's Board recommends that stockholders vote FOR the open-ending proposal.

Subject to receipt of stockholder approval for open-ending, the Fund expects to have all steps completed for open-ending and redemption of shares within four weeks of the stockholders' meeting. Stockholders will be able to redeem their shares at net asset value, less a redemption fee of 2% of the net asset value applicable to shares outstanding on the conversion date that are redeemed during the first six months after the conversion. The redemption fee will be paid entirely to the Fund. Upon the conversion, the Fund's shares will be delisted from the New York Stock Exchange.

In light of the receipt of all required Brazilian approvals for open-ending, the Fund's Board of Directors does not intend to explore further the alternative of a cash tender offer, which was mentioned in the Fund's announcement on January 11.

The Brazil Fund, Inc. is a non-diversified, closed-end investment company. The Fund seeks long-term capital appreciation through investing primarily in equity securities trading on the Bolsa de Valores de Sao Paulo (Bovespa). Its shares are listed on the New York Stock Exchange under the symbol "BZF".

                                      # # #


There can be no assurance that any action proposed or adopted by the Board will reduce or eliminate the discount at which the Fund's shares trade. Investments in funds involve risks. Additional risks are associated with international investing, such as government regulations and differences in liquidity, which may increase the volatility of your investment.

The Fund focuses its investments in certain geographical regions, thereby increasing its vulnerability to developments in that region. Investing in foreign securities presents certain unique risks not associated with domestic investments, such as currency fluctuation and political and economic changes and market risks. This may result in greater share price volatility. Shares of closed-end funds frequently trade at a discount to net asset value. The price of the Fund's shares is determined by a number of factors, several of which are beyond the control of the Fund. Therefore, the Fund cannot predict whether its shares will trade at, below or above net asset value.

This announcement is not an offer to purchase or the solicitation of an offer to sell shares of the Fund or a prospectus, circular or representation intended for use in the purchase or sale of Fund shares. Fund shares are not FDIC-insured and are not deposits or other obligations of, or guaranteed by, any bank. Fund shares involve investment risk, including possible loss of principal.



Scudder Investments is part of Deutsche Asset Management which is the marketing name in the US for the asset management activities of Deutsche Bank AG, Deutsche Bank Trust Company Americas, Deutsche Asset Management Inc., Deutsche Asset Management Investment Services Ltd., Deutsche Investment Management
Americas Inc. and Scudder Trust Company.